EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter

METAIRIE, La., Oct. 31, 2014 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2014 was $879,000, or $0.33 per diluted share, compared to quarterly net income of $576,000, or $0.22 per diluted share during the third quarter of 2013. The primary drivers of the increase in net income between the respective quarterly periods were a $42,000 increase in net interest income, a $66,000 decrease in our provision for loan losses, and a $426,000 increase in non-interest income. These increases were partially offset by a $92,000 increase in non-interest expense and a $139,000 increase in income tax expense. For the nine months ended September 30, 2014, the Company reported net income of $2.0 million, or $0.76 per diluted share, a decrease of $52,000 compared to the nine months ended September 30, 2013.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During the third quarter of 2014, the Company marked its seventh anniversary as a publicly traded entity. Our book value per share has increased by nearly 50% during this time, from $13.92 at September 30, 2007, to $20.67 at September 30, 2014. Our loan portfolio has grown by 189%, from $90.7 million to $262.4 million, and our deposits have grown by approximately 37% during that period. As we begin our eighth year, the Board and executive management of the Company remain committed to building a profitable core customer base and in turn, consistently generating returns that will build long-term shareholder value."

Total assets were $321.7 million at September 30, 2014, an increase of $5.0 million compared to December 31, 2013. During the first nine months of 2014, our asset growth was primarily attributable to a $15.0 million increase in our net loan portfolio, which was partially offset by a $3.1 million decrease in cash and cash equivalents, and a $7.8 million decrease in our securities portfolio. The net loan portfolio was $262.4 million at September 30, 2014 compared to $247.5 million at December 31, 2013. Single-family mortgage loans grew by $12.7 million and home equity loans and lines of credit increased by $2.9 million while the remaining sectors of our loan portfolio experienced slight decreases. Total securities available-for-sale decreased by $2.8 million and total securities held-to-maturity decreased by $5.0 million during the first nine months of 2014.

Total deposits decreased by $7.2 million, to $195.3 million at September 30, 2014 compared to $202.5 million at December 31, 2013. During the first nine months of 2014, non-interest bearing deposits increased by $3.2 million to $18.3 million, and interest-bearing deposits decreased by $10.4 million to $177.0 million. The decrease in interest-bearing deposits was primarily due to the outflow of high-balance rate-sensitive certificates of deposit and an expected large withdrawal from a commercial depositor. Total Federal Home Loan Bank advances were $61.4 million at September 30, 2014, an increase of $10.3 million from December 31, 2013. This increase in FHLB advances was in the form of short-term advances which were used to offset the out flow of deposits and fund the growth in our loan portfolio during the period.

Total shareholders' equity was $57.8 million at September 30, 2014 and $57.9 million at December 31, 2013. Net income of $2.0 million during the first nine months of 2014 was partially offset by treasury stock repurchases and the payment of three quarterly cash dividends. During the nine months ended September 30, 2014, the Company acquired 90,109 shares of its common stock at a total cost of $1.8 million pursuant to its repurchase plans. Additionally, the Company paid three quarterly cash dividends of $0.05 per share of common stock, or $376,000 in the aggregate during the first three quarters of 2014. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 13.31%, 21.95%, and 23.11%, respectively, at September 30, 2014. The Bank's capital ratios reflect a $6 million dividend payable to the Company that was declared on September 30, 2014. This dividend will provide the Company with liquidity to execute its capital management strategies including, but not limited to, the payment of cash dividends and to fund future stock repurchase plans.

Net interest income was approximately $2.6 million during the third quarter of 2014, an increase of $42,000 compared to the third quarter of 2013. Between the respective quarterly periods, the average yield on our interest-earning assets declined by four basis points while the average cost of our interest-bearing liabilities decreased ten basis points, resulting in a six basis point increase in the average interest rate spread. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.30% and 3.26%, respectively, for the three month periods ended September 30, 2014 and September 30, 2013. Total interest income was approximately $3.2 million for each of the quarterly periods ended September 30, 2014 and 2013. The average balance of interest earning assets decreased by $872,000 and the average yield on interest-earning assets decreased from 4.16% to 4.12% during the three month period ended September 30, 2014 compared to the same three month period in the prior year.  Interest income on loans receivable was $2.8 million during the third quarter of 2014, with an average balance of $258.6 million and an average yield of 4.40%. Similarly, interest income of $2.7 million was earned on loans receivable with an average balance of $241.1 million and an average yield of 4.54% during the third quarter of 2013. The average balance of our mortgage-backed securities and CMOs decreased by $13.1 million, to $43.6 million, during the third quarter of 2014 compared to the third quarter of 2013, resulting in a decrease of $115,000 in interest income earned on mortgage-backed securities and CMOs in the 2014 period compared to the 2013 period. Interest income on investment securities during the third quarter of 2014 was $20,000, at an average yield of 2.58%, compared to $36,000, at an average yield of 2.70%, during the third quarter of 2013. Interest income earned on other interest-earning assets was $4,000 and $5,000, respectively, for the three month periods ended September 30, 2014 and 2013.

During the nine month period ended September 30, 2014, net interest income was $7.5 million, a decrease of $28,000 compared to the nine month period ended September 30, 2013. Our net interest rate spread between the respective nine month periods decreased by two basis points and our net interest margin decreased by four basis points. Interest income decreased by $303,000, to $9.4 million, during the first nine months of 2014 compared to the first nine months of 2013. Between these respective nine month periods, the average balance of our interest-earning assets increased by $2.6 million, while the average yield on such assets decreased by 16 basis points. Interest income on mortgage loans receivable was $8.3 million and $8.2 million, respectively, during the nine month periods ended September 30, 2014 and 2013. During these nine month periods, the average balance of mortgage loans receivable increased by $23.5 million, however the average yield decreased by 37 basis points. The growth in the average balance of our mortgage loans receivable was partially offset by a $16.5 million decrease in the average balance of our mortgage-backed securities and CMOs, a $3.0 million decrease in the average balance of our investment securities, and a $1.4 million decrease in other interest-earning assets. The average yield earned on total interest-earning assets during the first nine months of 2014 was 4.07% compared to 4.23% during the first nine months of 2013.

Total interest expense was $630,000, with our interest-bearing liabilities having an average cost of 1.05%, during the third quarter of 2014, compared to interest expense of $696,000 and an average cost of 1.15% for the third quarter of 2013. The average rate paid on interest-bearing deposits was 0.80% during the quarter ended September 30, 2014, a decrease of nine basis points from the quarter ended September 30, 2013. Interest expense on borrowings was $270,000 at an average cost of 1.85% during the third quarter of 2014, and $289,000 at an average cost of 1.96% during the third quarter of 2013.

For the nine month period ended September 30, 2014, total interest expense was $2.0 million, a decrease of $275,000 compared to the nine month period ended September 30, 2013. Average interest-bearing liabilities were $239.0 million with an average cost of 1.09% during the first nine months of 2014 compared to average interest-bearing liabilities of $240.5 million with an average cost of 1.23% during the first nine months of 2013.

The Company recorded a provision for loan losses of $30,000 during the third quarter of 2014 compared to $96,000 during the third quarter of 2013. Our allowance for loan losses was $2.3 million at September 30, 2014, an increase of $44,000 compared to December 31, 2013. At such dates, our allowance for loan losses was 0.86% and 0.89%, respectively, of total loans receivable.

During the nine month periods ended September 30, 2014 and September 30, 2013, the Company reported provisions for loan losses of $95,000 and $243,000, respectively. At September 30, 2014, total non-performing loans and total non-performing assets were $989,000. At September 30, 2013, total non-performing loans were $2.5 million and total non-performing assets were $3.0 million.

Non-interest income for the third quarter of 2014 was $776,000, an increase of $426,000 from the third quarter of 2013. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $185,000 during the third quarter of 2014, an increase of $24,000 from the comparable 2013 period. Gains on the sale of mortgage loans increased from $163,000 during the third quarter of 2013 to $218,000 during the third quarter of 2014 due to an increase of $1.1 million in the principal balance of loans sold during the respective periods. During the third quarter of 2014, the Bank recorded a net gain of $361,000 on the disposal of two OREO properties. The Bank realized a gain of $365,000 on the disposition of its participation interest in a multi-purpose development in Baton Rouge, Louisiana, which was reduced by a loss of $4,000 on the disposal of a restaurant in Baton Rouge, Louisiana. There were no such OREO sales in the third quarter of 2013. Other non-interest income was $12,000 and $26,000, respectively, during the three month periods ended September 30, 2014 and 2013.

For the nine month periods ended September 30, 2014 and 2013, total non-interest income was $1.5 million and $1.8 million, respectively.  Customer service fees were $550,000 during the first nine months of 2014, a decrease of $80,000 compared to first nine months of 2013. Between these respective nine month periods, loan servicing fees increased by $42,000 and deposit account charges increased by $48,000, while fees earned on brokered loan originations decreased by $171,000. The Bank realized gains of $541,000 on the sale of $19.8 million in mortgage loans during the nine month period ended September 30, 2014, compared to gains of $827,000 on the sale of $35.1 million in mortgage loans during the nine month period ended September 30, 2013. During the 2014 nine month period, we reported gains on the sale of securities of $30,000 and gains on the disposal of OREO properties of $361,000. There were no such gains recognized on the sale of securities or the sale of OREO during the 2013 nine month period. The Company reported gains on its equity investment in a small business investment company of $7,000 and $293,000, respectively, for the nine month periods ended September 30, 2014 and 2013. Other non-interest income was $46,000 and $77,000, respectively, during the nine month periods ended September 30, 2014 and 2013.

Total non-interest expense was $2.0 million during the third quarter of 2014, an increase of $92,000 compared to third quarter of 2013.  Salaries and employee benefits expense increased by $36,000, occupancy expenses increased by $45,000, and our Louisiana bank shares tax expense increased by $10,000 during the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013. Our professional service fees decreased by $20,000 and our advertising expense decreased by $12,000 between the respective quarterly periods ended September 30, 2014 and 2013. Other non-interest expenses were $167,000 for the third quarter of 2014, and $127,000 for the third quarter of 2013. The increase in our other non-interest expense was primarily due to a $29,000 loss of the disposal of certain fixed assets. These fixed assets were part of our former Metairie-Lakefront branch, which is being replaced with a modern banking facility. We are currently providing service to our branch customers on this site from a temporary building.

Non-interest expense for the first nine months of 2014 was $5.9 million, a decrease of $64,000 compared to the first nine months of 2013. Salaries and employee benefits cost decreased by $52,000 between the respective nine month periods, to $3.4 million, due primarily to a reduction in the cost of our equity compensation plans and employee health insurance premiums. Occupancy expense for the nine months ended September 30, 2014 was $1.1 million, an increase of $116,000 compared to the nine months ended September 30, 2013. This increase was attributed to an increase in data processing costs and certain costs associated with the rebuilding of our Metairie-Lakefront branch office. Our professional fees expense decreased by $72,000, OREO operating costs decreased by $35,000, and advertising expense decreased by $62,000 during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. Other non-interest expenses were $453,000 and $407,000, respectively, for the nine month periods ended September 30, 2014 and 2013.

For the three month period ended September 30, 2014, the Company recorded income tax expense of $453,000, an increase of $139,000 from the three month period ended September 30, 2013. This increase in income tax expense was primarily due to an increase in pre-tax income of $442,000 between the respective quarterly periods.

Income tax expense was $1.0 million based on pre-tax income of $3.1 million during the first nine months of 2014 compared to income tax expense of $1.1 million on pre-tax income of $3.2 million during the first nine months of 2013.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2014	2013
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 321,717	$ 316,708
Cash and cash equivalents	3,879	6,964
Securities available-for-sale:
Investment securities	--	2,023
Mortgage-backed securities & CMOs	2,701	3,463
Equity Securities	213	280
Securities held-to-maturity:
Investment securities	2,882	--
Mortgage-backed securities & CMOs	39,497	47,346
Loans receivable, net	262,441	247,479
Deposits	195,293	202,508
FHLB advances and other borrowings	61,381	51,040
Shareholders' equity	57,797	57,939

Book Value per Share	$20.67	$20.07

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,192	$ 3,216	$ 9,426	$ 9,729
Total interest expense	630	696	1,950	2,225
Net interest income	2,562	2,520	7,476	7,504
Provision for loan losses	30	96	95	243
Net interest income after provision for loan losses	2,532	2,424	7,381	7,261
Total non-interest income	776	350	1,535	1,827
Total non-interest expense	1,976	1,884	5,855	5,919
Income before income taxes	1,332	890	3,061	3,169
Income taxes	453	314	1,043	1,099
Net income	$ 879	$ 576	$ 2,018	$ 2,070

Earnings per share:
Basic	$ 0.36	$ 0.23	$ 0.82	$ 0.83
Diluted	$ 0.33	$ 0.22	$ 0.76	$ 0.79
Weighted average shares outstanding
Basic	2,431,895	2,486,602	2,466,710	2,478,719
Diluted	2,617,011	2,629,390	2,640,116	2,616,545

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.12%	4.16%	4.07%	4.23%
Average rate on interest-bearing liabilities	1.05%	1.15%	1.09%	1.23%
Average interest rate spread(2)	3.07%	3.01%	2.98%	3.00%
Net interest margin(2)	3.30%	3.26%	3.23%	3.27%
Average interest-earning assets to average interest-bearing liabilities	129.85%	127.54%	129.24%	127.39%
Net interest income after provision for loan losses to non-interest expense	128.14%	128.66%	126.06%	122.67%
Total non-interest expense to average assets	2.48%	2.37%	2.46%	2.51%
Efficiency ratio(3)	59.20%	65.64%	64.98%	63.43%
Return on average assets	1.10%	0.72%	0.85%	0.88%
Return on average equity	6.11%	4.07%	4.66%	4.93%
Average equity to average assets	18.02%	17.77%	18.16%	17.76%

	At or For the Period Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2014	2014	2014	2013
Non-performing loans as a percent of total loans receivable (5) (6)	0.37%	0.41%	0.54%	0.53%
Non-performing assets as a percent of total assets(5)	0.31%	0.58%	0.60%	0.60%
Allowance for loan losses as a percent of non-performing loans	229.02%	208.54%	165.24%	167.24%
Allowance for loan losses as a percent of total loans receivable (6)	0.86%	0.85%	0.90%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	-0.01%	0.04%	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	13.31%	15.12%	15.09%	14.80%
Tier 1 risk-based capital ratio	21.95%	25.04%	25.69%	25.37%
Total risk-based capital ratio	23.11%	26.19%	26.91%	26.58%
_________________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone:
         (504) 834-1190